Exhibit 99.1

Vonage Holdings Corp. Reports Second Quarter 2006 Results

—Company Introduces Key Milestone Targets—
--Revenue More Than Doubles to $143 Million From a Year Ago—
--Over 1 Million Net Subscriber Lines Added in Last Year—
--Non-GAAP Adjusted Loss from Operations Narrows to $60 Million—

Holmdel, NJ, August 1, 2006 — Vonage Holdings Corp. (NYSE: VG) (the “Company”) today announced results for the quarter ended June 30, 2006.  Revenue for the second quarter was a record $143 million, up 141% from $59 million in the year-ago quarter.  Net loss for the quarter was $74 million, down 14% from $85 million in the prior quarter.  Adjusted loss from operations1 for the quarter was $60 million, down 18% from $73 million in the prior quarter.

Vonage added 1,005,000 net subscriber lines during the twelve months ended June 30, 2006, including approximately 256,000 during the second quarter, the second highest level of net additions in the Company’s history.  Vonage ended the second quarter with over 1,853,000 total subscriber lines, an increase of 16% from the prior quarter and 119% above the year-ago level.

Mike Snyder, Vonage CEO, said, “This quarter represents an important milestone for Vonage, as we begin to report our results as a newly public company.  We also see this quarter as a key inflection point on our path to profitability.  Adjusted loss from operations1 declined by 18% from the prior quarter even as we continued to make meaningful investments in marketing to achieve continued growth.  Total revenue more than doubled from the second quarter of 2005, primarily driven by growth in total subscriber lines and an increase in average revenue per line.  At the same time, the direct costs of operating our business — direct cost of telephony services and cost of goods sold — remain well in control and in fact, continue to drive scale benefits as we leverage our cost base.”

Mr. Snyder added, “We anticipate that our adjusted loss from operations1 will continue to decline over the next six quarters, and based on our current outlook, we believe we will generate adjusted operating profits as early as the first quarter 2008.”

Second Quarter 2006 Financial and Operating Highlights

Second quarter 2006 revenue grew to $143 million, up 21% from the prior quarter and up 141% from the year-ago quarter.  These strong comparisons were primarily driven by subscriber line growth, as well as by an increase in average monthly revenue per line.  Total subscriber lines were over 1,853,000 at June 30, 2006, versus 1,597,000 at March 31, 2006 and approximately 848,000

1                      This is a non-GAAP financial measure.  Refer below to Table 3, Reconciliation of GAAP Loss from Operations to Adjusted Loss from Operations and Pre-Marketing Operating Income.

at June 30, 2005.  Average monthly revenue per line in the second quarter 2006 was $27.70, an increase of $1.07 from $26.63 in the second quarter 2005.

Improvement in average monthly revenue per line was primarily attributable to the telephony services component, which grew $.62 to $26.40 on a year over year basis. This reflects success in attracting new customers to Vonage’s premium calling plans and the introduction of an Emergency 911 Cost Recovery fee.  These increases were partially offset by the impact of promotional activity, such as “first month free,” and a reduction in the Regulatory Recovery Fee, which occurred simultaneously with the 911 fee.

Second quarter results were also positively impacted by operating leverage benefits as the business realized economies of scale.  Direct margin2 as a percentage of total revenue increased to 62% in the second quarter 2006 versus 55% in the year-ago quarter, with the direct cost of telephony services falling $.42 to $7.52 on a per line basis.  Adjusted selling, general and administrative expense (“adjusted SG&A”)3 declined to 40% of total revenue from 56% in the year-ago quarter.

During the second quarter the Company continued to pursue its strategy of investing in marketing for customer acquisition, retention and brand building. Total marketing costs were $90 million in the second quarter 2006, 46% above the year-ago quarter amount of $62 million, and 2% above the prior quarter 2006 amount of $88 million.  Marketing costs per gross subscriber line addition were $239 for the second quarter 2006.  The comparable amount for the year-ago quarter was $236.  Customer premise equipment (“CPE”) subsidy, a measure representing the net cost of a Vonage-enabled device per gross subscriber line addition, was down $3.32 to $24.68 for the second quarter 2006 from $28.00 in the year-ago quarter.

Average monthly customer churn for the second quarter 2006 was 2.3% versus 2.1% the prior quarter.  The increase was attributable in part to the rapid growth in subscriber lines during the first half of 2006, a period in which approximately 800,000 gross lines were added.

Pre-marketing operating income,4 which is a measure of the net cash flow from telephony services provided by the Company’s existing customer base, was $40 million in the second quarter 2006, or 29% of telephony services revenue, versus $7 million, or 11% of telephony services revenue, in the prior year quarter. For the first time in the Company’s history, GAAP net loss in the second quarter 2006 narrowed to $74 million, or ($1.16) per share, from $85 million in the first quarter.

2                      Direct Margin is defined as operating revenues less direct costs.

3                      This is a non-GAAP financial measure.  Refer below to Table 4, Reconciliation of GAAP SG&A to Adjusted SG&A.

4                      This is a non-GAAP financial measure.  Refer below to Table 3, Reconciliation of GAAP Loss from Operations to Adjusted Loss from Operations and Pre-Marketing Operating Income.

Adjusted loss from operations4 was $60 million in the second quarter 2006 versus $73 million in the first quarter and $63 million in the second quarter 2005.

Guidance

Recognizing its commitment to transparency and accountability, the Company has introduced the following key milestone targets:

• Fiscal Year 2006 Ending Subscriber Lines (in millions):	2.3 to 2.45
• Fiscal Year 2006 Total Revenue (in millions):	$600 to $615
• Fiscal Year 2006 Marketing Expense (in millions):	$360 to $380
• Second Half 2006 Direct Margin[5] (% of Total Revenue):	62% to 65%
• Second Half 2006 Adjusted SG&A6 (% of Total Revenue):	39% to 41%
• Positive Adjusted Operating Income	As early as First Quarter 2008

Initial Public Offering

On February 8, 2006, the Company filed a Registration Statement on Form S-1 (File No. 333-131659) (“Registration Statement”) with the Securities and Exchange Commission (“SEC”) relating to its initial public offering (“IPO”). The Registration Statement was declared effective by the SEC on May 23, 2006. The managing underwriters for the IPO were Citigroup Global Markets Inc., Deutsche Bank Securities Inc., UBS Investment Bank LLC, Bear Stearns & Co. Inc., Piper Jaffray & Co. and Thomas Weisel Partners LLC (“Underwriters”).

On May 30, 2006, the Company sold 31,250,000 shares of common stock at a public offering price of $17.00 per share for an aggregate offering price of $531.3 million. In connection with the offering, the Company paid $31.9 million in underwriting discounts and commissions and incurred an estimated $7.4 million in other offering expenses. After deducting the underwriting discounts and commissions and the other offering expenses, the net proceeds from the offering equaled approximately $492 million.

Directed Share Program

In connection with Vonage’s IPO, the Company requested that the Underwriters reserve 4,218,750 shares for Vonage customers to purchase at the initial public offering price of $17.00 per share through the Vonage Customer Directed Share Program (“DSP”).  In connection with the IPO, the Company entered into an Underwriting Agreement, dated May 23, 2006, pursuant to which the Company

5       Direct Margin is defined as operating revenues less direct costs.

6                      This is a non-GAAP financial measure.  Refer below to Table 4, Reconciliation of GAAP SG&A to Adjusted SG&A.

agreed to indemnify the Underwriters for any losses caused by the failure of any DSP participant to pay for and accept delivery of the shares that had been allocated to such participant in connection with the IPO.

In the weeks following the IPO, certain participants in the DSP that had been allocated shares failed to pay for and accept delivery of such shares.  As a result of this failure and as part of the indemnification obligations, the Company acquired from the Underwriters or their affiliates 1,055,297 shares of Vonage common stock at an aggregate fair market value of $11.7 million. The Company recorded these shares as treasury stock.  In addition, the Company expects to reimburse the Underwriters an additional amount of approximately $6.2 million in accordance with the Underwriting Agreement once certain conditions are satisfied, and which amount has been recorded in accrued expenses.  The Company expects to pursue the collection of monies owed from the DSP participants who failed to pay for their shares.  The Company does not anticipate making any further purchase of common stock pursuant to its indemnification obligations under the Underwriting Agreement.

Recent Developments

Vonage Acquires Three Key VoIP Patents From Digital Packet Licensing Inc.  On July 10, 2006, Vonage announced that it had acquired ownership of three patents from Digital Packet Licensing Inc. that enable Voice over Internet Protocol technology (“VoIP”).  The three acquired patents, U.S. Patent Nos. 4,782,485, 5,018,136 and 5,444,707, are related to the compression of packetized digital signals commonly used in VoIP technology.

Vonage V-Phone for Travelers and Small Businesses.  On June 29, 2006, Vonage introduced the Vonage V-Phone™, a portable and multifunctional USB device that allows customers to place calls to and receive calls from landline and mobile phones.  The Vonage V-Phone does not require software to be installed on a computer and includes a 256 MB flash drive for storing files and music.

PC World’s 2006 World Class Award Winner for VoIP Service.  PC World, a widely-read computer and business magazine, on June 2, 2006, recognized Vonage with a 2006 World Class Award for VoIP Service based on ease of use, audio clarity and value.  The award highlights Vonage features such as voice mail, call forwarding during power outages and quality controls.

Free Calls to Europe.  On May 2, 2006, Vonage announced that it has waived its international calling rates to land lines in France, Ireland, Italy, Spain and the United Kingdom for customers subscribed to the premium unlimited calling plans.  Current and future subscribers are no longer charged the international calling rates to land-based locations within these countries.

Use of Non-GAAP Financial Measures

This press release, including the selected financial information to follow, includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted SG&A, adjusted loss from operations and pre-marketing operating income.

Vonage uses adjusted loss from operations and pre-marketing operating income as principal indicators of the operating performance of our business.  The Company believes that adjusted loss from operations permits a comparative assessment of our operating performance, relative to our performance based on our GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, and of non-cash stock compensation expense, which is a non-cash expense that also varies from period to period. Further, non-cash stock compensation is included in our results of operations for periods beginning January 1, 2006. In addition, as the Company is currently growing both our revenue and customer base and enhancing the awareness of our brand, we have chosen to invest significant amounts on our marketing activities, and we intend to continue to do so.

Given that this strategy currently results in operating losses, we believe that pre-marketing operating income is an important metric to evaluate the profitability of the existing customer base to justify the level of continued investment in growing that customer base.  We provide information relating to our adjusted loss from operations and pre-marketing operating income so that investors have the same data that we employ in assessing our overall operations. We believe that trends in our total adjusted loss from operations and pre-marketing operating income are valuable indicators of the operating performance of our company on a consolidated basis and of our ability to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures.

Adjusted loss from operations, pre-marketing operating income and adjusted SG&A as used by us may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure.  These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Vonage defines adjusted SG&A as GAAP selling, general and administrative expense less non-cash stock compensation expense.

Vonage defines adjusted loss from operations as GAAP loss from operations less depreciation and amortization and non-cash stock compensation expense.

Vonage defines pre-marketing operating income as GAAP loss from operations excluding customer equipment and shipping revenue less direct cost of goods sold, depreciation and amortization, marketing and non-cash stock compensation expense.

Conference Call and Webcast

Vonage will hold a conference call on August 1, 2006 at 8:30 AM ET to discuss operating and financial results.  The call will be simultaneously webcast and accessible via Vonage’s Investor Relations website at http://ir.vonage.com.  Afterwards, a replay of the call will be available on Vonage’s Investor Relations website shortly following the webcast for two weeks.

VONAGE HOLDINGS CORP.

TABLE 1.  SUMMARY CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

	Three Months Ended,		Six Months Ended,
	June 30,		June 30,
	2006	2005	2006	2005
Statement of Operations Data:	(unaudited)
Operating Revenues:
Telephony services	$136,636	$57,539	$248,294	$96,122
Customer equipment and shipping	6,742	1,896	13,967	4,023
	143,378	59,435	262,261	100,145

Operating Expenses:
Direct cost of telephony services (excluding depreciation and
amortization of $3,133, $1,426, $5,685 and $2,380, respectively)	38,946	17,719	76,530	29,827
Direct cost of goods sold	16,047	9,241	33,627	20,829
Selling, general and administrative	66,109	33,225	118,984	53,778
Marketing	90,164	61,937	178,452	117,373
Depreciation and amortization	5,740	2,266	10,699	3,876
	217,006	124,388	418,292	225,683

Loss from operations	(73,628)	(64,953)	(156,031)	(125,538)

Other income (expense), net	(508)	1,330	(3,265)	1,913

Net loss	$(74,136)	$(63,623)	$(159,296)	$(123,625)

Net loss per common share:
Basic and diluted	$(1.16)	$(46.32)	$(4.85)	$(90.17)

Weighted-average common shares outstanding:
Basic and diluted	63,995	1,373	32,875	1,371

Statement of Cash Flow Data:
Net cash used in operating activities			$(118,332)	$(69,918)
Net cash used in investing activities			(187,478)	(95,821)
Net cash provided by financing activities			485,432	193,393

	Jun 30,	Dec 31,
	2006	2005
	(unaudited)
Balance Sheet Data (at period end):
Cash, cash equivalents and marketable securities	$597,721	$266,379
Property and equipment, net of accumulated depreciation	124,734	103,638
Total assets	827,138	446,882
Convertible notes, net	253,407	247,958
Capital lease obligations	24,725	22,431
Total liabilities	479,588	426,940
Total redeemable preferred stock	—	388,427
Total stockholders’ equity (deficit)	347,550	(368,485)

VONAGE HOLDINGS CORP.

TABLE 2.  SUMMARY CONSOLIDATED OPERATING DATA

	Three Months Ended,		Six Months Ended,
	June 30,		June 30,
	2006	2005	2006	2005
	(unaudited)
Operating and Other Data (unaudited):
Gross subscriber line additions	377,005	262,310	798,895	542,433
Net subscriber line additions	255,936	207,950	584,215	457,283
Subscriber lines	1,853,253	847,849	1,853,253	847,849
Average monthly customer churn	2.3%	2.1%	2.3%	2.0%
Average monthly revenue per line	$27.70	$26.63	$28.00	$26.96
Average monthly telephony services revenue per line	$26.40	$25.78	$26.51	$25.87
Average monthly direct cost of telephony services per line	$7.52	$7.94	$8.17	$8.03
Marketing costs per gross subscriber line addition	$239.16	$236.12	$223.37	$216.38
Employees (excluding temp help)	1,602	1,397	1,602	1,397
CPE Subsidy	$24.68	$28.00	$24.61	$30.98
Direct Margin as a% of total revenue	61.6%	54.6%	58.0%	49.4%
Adjusted SG&A as a% of total revenue	40.4%	55.9%	40.5%	53.7%

VONAGE HOLDINGS CORP.

TABLE 3.  RECONCILIATION OF GAAP LOSS FROM OPERATIONS TO ADJUSTED

LOSS FROM OPERATIONS AND PRE-MARKETING OPERATING INCOME

(In thousands)

	Three Months Ended			Six Months Ended
	March 31,	June 30,		June 30,
	2006	2006	2005	2006	2005
Reconciliation of Loss from operations to Adjusted loss from operations and Pre-Marketing operating Income:
Loss from operations	$(82,403)	$(73,628)	$(64,953)	$(156,031)	$(125,538)
Depreciation and amortization	4,959	5,740	2,266	10,699	3,876
Non-cash stock compensation	4,452	8,190	—	12,642	—
Adjusted loss from operations	(72,992)	(59,698)	(62,687)	(132,690)	(121,662)
Marketing	88,288	90,164	61,937	178,452	117,373
Customer equipment and shipping	(7,225)	(6,742)	(1,896)	(13,967)	(4,023)
Direct cost of goods sold	17,580	16,047	9,241	33,627	20,829
Pre-marketing operating income	$25,651	$39,771	$6,595	$65,422	$12,517
As a % of Telephony services revenue	23.0%	29.1%	11.5%	26.3%	13.0%

VONAGE HOLDINGS CORP.

TABLE 4.  RECONCILIATION OF GAAP SG&A TO ADJUSTED SG&A

(In thousands)

	Three Months Ended,		Six Months Ended,
	June 30,		June 30,
	2006	2005	2006	2005
Reconciliation of SG&A to Adjusted SG&A
Selling, general and administrative	$66,109	$33,225	$118,984	$53,778
Non-cash stock compensation	(8,190)	—	(12,642)	—
Adjusted SG&A	$57,919	$33,225	$106,342	$53,778

Safe Harbor Statement

This press release contains forward-looking statements on subscriber lines, total revenue, marketing expense, direct margin, adjusted SG&A and adjusted operating income. In addition, statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include, but are not limited to, our history of net operating losses and our need for cash to finance our growth; the competition we face; our dependence on our customers’ existing broadband connections; differences between our service and traditional phone services, including our 911 service; uncertainties relating to regulation of VoIP services; system disruptions or flaws in our technology; our ability to manage our growth; the risk that VoIP does not gain broader acceptance; and other factors described in the “Risk Factors” section of our registration statement on Form S-1, as amended, and in our subsequent periodic reports filed with the SEC.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

About Vonage

Vonage (NYSE: VG) is a leading provider of broadband telephone services with over 1.8 million subscriber lines as of June 30, 2006.  Our award-winning technology enables anyone to make and receive phone calls with a touch tone telephone almost anywhere a broadband Internet connection is available.  We offer feature-rich and cost-effective communication services that offer users an experience similar to traditional telephone services.

Our Residential Premium Unlimited and Small Business Unlimited calling plans offer consumers unlimited local and long distance calling, and popular features like call waiting, call forwarding and voicemail - for one low, flat monthly rate.  Vonage’s service is sold on the web and through national retailers including Best Buy, Circuit City, WalMart and Target and is available to customers in the U.S., Canada and the United Kingdom.  For more information about Vonage’s products and services, please visit www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey.  Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contacts:	Vonage Media Contact:

Craig Streem 732.203.7887 craig.streem@vonage.com	Mitchell Slepian 732.528.2677 mitchell.slepian@vonage.com

Michael de Senna 732.231.6576 michael.desenna@vonage.com